EXHIBIT 10.4

Base Contract for Sale and Purchase of Natural Gas

This Base Contract is entered into as of the following date: January 1, 2005. The parties to this Base Contract are the following:

Selkirk Cogen Partners, L.P.	and	EnCana Gas Marketing, a business unit of EnCana Midstream & Marketing
24 Power Park Drive, Selkirk, NY 12158		#1800, 855 – 2nd Street S.W. Calgary, AB, Canada T2P 4Z5
Duns Number: 78-732-7881		Duns Number: 20-188-3654
Contract Number: NAESB Standard 6.3.1 dated April 19, 2002		Contract Number: NAESB Standard 6.3.1 dated April 19, 2002
Canadian GST Number: BN877261214		Canadian GST Number: 13334 3517

Notices:		Notices:
(same address as above)		(same address as above)
Attn: General Manager		Attn: Gas Contract Administrator
Phone: 518-475-5773 x102 Fax: 518-475-5199		Phone: 403-645-6244 Fax: 403-645-6201

Confirmations:		Confirmations:
(same address as above)		(same address as above)
Attn: Site Business Analyst		Attn: Trade Administration
Phone: 518-475-5773 x136 Fax: 518-475-5199		Phone: 403-645-6225 Fax: 403-645-6201

Invoices and Payments:		Invoices and Payments:
(same address as above)		(same address as above)
Attn: Accounting Manager		Attn: Natural Gas Marketing Accounting
Phone: 518-475-5773 x143 Fax: 518-475-5199		Phone: 403-645-6236 Fax: 403-645-2617

Wire Transfer or ACH Numbers (if applicable):		Wire Transfer or ACH Numbers (if applicable):
BANK: Bankers Trust Company		BANK: Royal Bank of Canada, 339 – 8th Ave SW Calgary
ABA: 021-001-033		ABA: 021000021 – Interm: Chase Manhattan Bank, NY
ACCT: 01-419-647		ACCT: USD #400-484-2 / CND #117-461-4
Other Details: Project Revenue Fund #12103		Other Details: Canadian Bank #003, Transit #00009

This Base Contract incorporates by reference for all purposes the General Terms and Conditions for Sale and Purchase of Natural Gas published by the North American Energy Standards Board. The parties hereby agree to the following provisions offered in said General Terms and Conditions. In the event the parties fail to check a box, the specified default provision shall apply. Select only one box from each section:

Section 1.2	☐	Oral (default)	Section 7.2	■	25th Day of Month following Month of
Transaction Procedure	■	Written	Payment Date	delivery (default) If paying by check, payment must be received by Seller no later than the Payment Date.

Section 2.5	☐	2 Business Days after receipt (default)	Section 7.2	■	Wire transfer (default)
Confirm	■	3 Business Days after receipt	Method of	☐	Automated Clearinghouse Credit (ACH)
Deadline			Payment	☐	Check

Section 2.6	☐	Seller (default)	Section 7.7	■	Netting applies (default)
Confirming	☐	Buyer	Netting	☐	Netting does not apply
Party	■	EnCana Gas Marketing

Section 3.2	☐	Cover Standard (default)	Section 10.3.1	■	Early Termination Damages Apply (default)
Performance Obligation	■	Spot Price Standard	Early Termination Damages	☐	Early Termination Damages Do Not Apply

Note: The following Spot Price Publication applies to both of the immediately preceding.

			Section 10.3.2	■	Other Agreement Setoffs Apply (default)
			Other Agreement Setoffs	☐	Other Agreement Setoffs Do Not Apply
Section 2.26	☐	Gas Daily Midpoint (default)	Section 14.5
Spot Price Publication	■	Per Canadian Gas Price Reporter	Choice Of Law		Alberta

Section 6	■	Buyer Pays At and After Delivery Point	Section 14.10	■	Confidentiality applies (default)
Taxes	☐	Seller Pays Before and At Delivery Point	Confidentiality	☐	Confidentiality does not apply

■	Special Provisions Number of sheets attached: Six (6)

■	Addendum(s): Canadian Addendum dated April 19, 2002 (unamended)

IN WITNESS WHEREOF, the parties hereto have executed this Base Contract in duplicate.

Selkirk Cogen Partners, L.P., By its Managing General Partner, JMC Selkirk, Inc.		EnCana Gas Marketing, a business unit of EnCana Midstream & Marketing

By	/s/ P.CHRISMAN IRIBE	By:	/s/ KIM JOSLIN

Name:	P. Chrisman Iribe	Name:	J. Kim Joslin
Title:	President	Title:	Vice-President, Canadian Gas Marketing

Date:	December 23, 2004	Date:	December 20, 2004

Copyright © 2002 North American Energy Standards Board, Inc.	NAESB Standard 6.3.1
All Rights Reserved	April 19, 2002

General Terms and Conditions
Base Contract for Sale and Purchase of Natural Gas

SECTION 1. PURPOSE AND PROCEDURES

1.1. These General Terms and Conditions are intended to facilitate purchase and sale transactions of Gas on a Firm or Interruptible basis. “Buyer” refers to the party receiving Gas and “Seller” refers to the party delivering Gas. The entire agreement between the parties shall be the Contract as defined in Section 2.7.

The parties have selected either the “Oral Transaction Procedure” or the “Written Transaction Procedure” as indicated on the Base Contract.

Oral Transaction Procedure:

1.2. The parties will use the following Transaction Confirmation procedure. Any Gas purchase and sale transaction may be effectuated in an EDI transmission or telephone conversation with the offer and acceptance constituting the agreement of the parties. The parties shall be legally bound from the time they so agree to transaction terms and may each rely thereon. Any such transaction shall be considered a “writing” and to have been “signed”. Notwithstanding the foregoing sentence, the parties agree that Confirming Party shall, and the other party may, confirm a telephonic transaction by sending the other party a Transaction Confirmation by facsimile, EDI or mutually agreeable electronic means within three Business Days of a transaction covered by this Section 1.2 (Oral Transaction Procedure) provided that the failure to send a Transaction Confirmation shall not invalidate the oral agreement of the parties. Confirming Party adopts its confirming letterhead, or the like, as its signature on any Transaction Confirmation as the identification and authentication of Confirming Party. If the Transaction Confirmation contains any provisions other than those relating to the commercial terms of the transaction (i.e., price, quantity, performance obligation, delivery point, period of delivery and/or transportation conditions), which modify or supplement the Base Contract or General Terms and Conditions of this Contract (e.g., arbitration or additional representations and warranties), such provisions shall not be deemed to be accepted pursuant to Section 1.3 but must be expressly agreed to by both parties; provided that the foregoing shall not invalidate any transaction agreed to by the parties.

Written Transaction Procedure:

1.2. The parties will use the following Transaction Confirmation procedure. Should the parties come to an agreement regarding a Gas purchase and sale transaction for a particular Delivery Period, the Confirming Party shall, and the other party may, record that agreement on a Transaction Confirmation and communicate such Transaction Confirmation by facsimile, EDI or mutually agreeable electronic means, to the other party by the close of the Business Day following the date of agreement. The parties acknowledge that their agreement will not be binding until the exchange of nonconflicting Transaction Confirmations or the passage of the Confirm Deadline without objection from the receiving party, as provided in Section 1.3.

1.3. If a sending party’s Transaction Confirmation is materially different from the receiving party’s understanding of the agreement referred to in Section 1.2, such receiving party shall notify the sending party via facsimile, EDI or mutually agreeable electronic means by the Confirm Deadline, unless such receiving party has previously sent a Transaction Confirmation to the sending party. The failure of the receiving party to so notify the sending party in writing by the Confirm Deadline constitutes the receiving party’s agreement to the terms of the transaction described in the sending party’s Transaction Confirmation. If there are any material differences between timely sent Transaction Confirmations governing the same transaction, then neither Transaction Confirmation shall be binding until or unless such differences are resolved including the use of any evidence that clearly resolves the differences in the Transaction Confirmations. In the event of a conflict among the terms of (i) a binding Transaction Confirmation pursuant to Section 1.2, (ii) the oral agreement of the parties which may be evidenced by a recorded conversation, where the parties have selected the Oral Transaction Procedure of the Base Contract, (iii) the Base Contract, and (iv) these General Terms and Conditions, the terms of the documents shall govern in the priority listed in this sentence.

1.4. The parties agree that each party may electronically record all telephone conversations with respect to this Contract between their respective employees, without any special or further notice to the other party. Each party shall obtain any necessary consent of its agents and employees to such recording. Where the parties have selected the Oral Transaction Procedure in Section 1.2 of the Base Contract, the parties agree not to contest the validity or enforceability of telephonic recordings entered into in accordance with the requirements of this Base Contract. However, nothing herein shall be construed as a waiver of any objection to the admissibility of such evidence.

SECTION 2. DEFINITIONS

The terms set forth below shall have the meaning ascribed to them below. Other terms are also defined elsewhere in the Contract and shall have the meanings ascribed to them herein.

2.1. “Alternative Damages” shall mean such damages, expressed in dollars or dollars per MMBtu, as the parties shall agree upon in the Transaction Confirmation, in the event either Seller or Buyer fails to perform a Firm obligation to deliver Gas in the case of Seller or to receive Gas in the case of Buyer.

2.2. “Base Contract” shall mean a contract executed by the parties that incorporates these General Terms and Conditions by reference; that specifies the agreed selections of provisions contained herein; and that sets forth other information required herein and any Special Provisions and addendum(s) as identified on page one.

2.3. “British thermal unit” or “Btu” shall mean the International BTU, which is also called the Btu (IT).

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2.4. “Business Day” shall mean any day except Saturday, Sunday or Federal Reserve Bank holidays.

2.5. “Confirm Deadline” shall mean 5:00 p.m. in the receiving party’s time zone on the second Business Day following the Day a Transaction Confirmation is received or, if applicable, on the Business Day agreed to by the parties in the Base Contract; provided, if the Transaction Confirmation is time stamped after 5:00 p.m. in the receiving party’s time zone, it shall be deemed received at the opening of the next Business Day.

2.6. “Confirming Party” shall mean the party designated in the Base Contract to prepare and forward Transaction Confirmations to the other party.

2.7. “Contract” shall mean the legally-binding relationship established by (i) the Base Contract, (ii) any and all binding Transaction Confirmations and (iii) where the parties have selected the Oral Transaction Procedure in Section 1.2 of the Base Contract, any and all transactions that the parties have entered into through an EDI transmission or by telephone, but that have not been confirmed in a binding Transaction Confirmation.

2.8. “Contract Price” shall mean the amount expressed in U.S. Dollars per MMBtu to be paid by Buyer to Seller for the purchase of Gas as agreed to by the parties in a transaction.

2.9. “Contract Quantity” shall mean the quantity of Gas to be delivered and taken as agreed to by the parties in a transaction.

2.10. “Cover Standard”, as referred to in Section 3.2, shall mean that if there is an unexcused failure to take or deliver any quantity of Gas pursuant to this Contract, then the performing party shall use commercially reasonable efforts to (i) if Buyer is the performing party, obtain Gas, (or an alternate fuel if elected by Buyer and replacement Gas is not available), or (ii) if Seller is the performing party, sell Gas, in either case, at a price reasonable for the delivery or production area, as applicable, consistent with: the amount of notice provided by the nonperforming party; the immediacy of the Buyer’s Gas consumption needs or Seller’s Gas sales requirements, as applicable; the quantities involved; and the anticipated length of failure by the nonperforming party.

2.11. “Credit Support Obligation(s)” shall mean any obligation(s) to provide or establish credit support for, or on behalf of, a party to this Contract such as an irrevocable standby letter of credit, a margin agreement, a prepayment, a security interest in an asset, a performance bond, guaranty, or other good and sufficient security of a continuing nature.

2.12. “Day” shall mean a period of 24 consecutive hours, coextensive with a “day” as defined by the Receiving Transporter in a particular transaction.

2.13. “Delivery Period” shall be the period during which deliveries are to be made as agreed to by the parties in a transaction.

2.14. “Delivery Point(s)” shall mean such point(s) as are agreed to by the parties in a transaction.

2.15. “EDI” shall mean an electronic data interchange pursuant to an agreement entered into by the parties, specifically relating to the communication of Transaction Confirmations under this Contract.

2.16. “EFP” shall mean the purchase, sale or exchange of natural Gas as the “physical” side of an exchange for physical transaction involving gas futures contracts. EFP shall incorporate the meaning and remedies of “Firm”, provided that a party’s excuse for nonperformance of its obligations to deliver or receive Gas will be governed by the rules of the relevant futures exchange regulated under the Commodity Exchange Act.

2.17. “Firm” shall mean that either party may interrupt its performance without liability only to the extent that such performance is prevented for reasons of Force Majeure; provided, however, that during Force Majeure interruptions, the party invoking Force Majeure may be responsible for any Imbalance Charges as set forth in Section 4.3 related to its interruption after the nomination is made to the Transporter and until the change in deliveries and/or receipts is confirmed by the Transporter.

2.18. “Gas” shall mean any mixture of hydrocarbons and noncombustible gases in a gaseous state consisting primarily of methane.

2.19. “Imbalance Charges” shall mean any fees, penalties, costs or charges (in cash or in kind) assessed by a Transporter for failure to satisfy the Transporter’s balance and/or nomination requirements.

2.20. “Interruptible” shall mean that either party may interrupt its performance at any time for any reason, whether or not caused by an event of Force Majeure, with no liability, except such interrupting party may be responsible for any Imbalance Charges as set forth in Section 4.3 related to its interruption after the nomination is made to the Transporter and until the change in deliveries and/or receipts is confirmed by Transporter.

2.21. “MMBtu” shall mean one million British thermal units, which is equivalent to one dekatherm.

2.22. “Month” shall mean the period beginning on the first Day of the calendar month and ending immediately prior to the commencement of the first Day of the next calendar month.

2.23. “Payment Date” shall mean a date, as indicated on the Base Contract, on or before which payment is due Seller for Gas received by Buyer in the previous Month.

2.24. “Receiving Transporter” shall mean the Transporter receiving Gas at a Delivery Point, or absent such receiving Transporter, the Transporter delivering Gas at a Delivery Point.

2.25. “Scheduled Gas” shall mean the quantity of Gas confirmed by Transporter(s) for movement, transportation or management.

2.26. “Spot Price “ as referred to in Section 3.2 shall mean the price listed in the publication indicated on the Base Contract, under the listing applicable to the geographic location closest in proximity to the Delivery Point(s) for the relevant Day; provided, if there is no single price published for such location for such Day, but there is published a range of prices, then the Spot Price shall be the average

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of such high and low prices. If no price or range of prices is published for such Day, then the Spot Price shall be the average of the following: (i) the price (determined as stated above) for the first Day for which a price or range of prices is published that next precedes the relevant Day; and (ii) the price (determined as stated above) for the first Day for which a price or range of prices is published that next follows the relevant Day.

2.27. “Transaction Confirmation” shall mean a document, similar to the form of Exhibit A, setting forth the terms of a transaction formed pursuant to Section 1 for a particular Delivery Period.

2.28. “Termination Option” shall mean the option of either party to terminate a transaction in the event that the other party fails to perform a Firm obligation to deliver Gas in the case of Seller or to receive Gas in the case of Buyer for a designated number of days during a period as specified on the applicable Transaction Confirmation.

2.29. “Transporter(s)” shall mean all Gas gathering or pipeline companies, or local distribution companies, acting in the capacity of a transporter, transporting Gas for Seller or Buyer upstream or downstream, respectively, of the Delivery Point pursuant to a particular transaction.

SECTION 3. PERFORMANCE OBLIGATION

3.1. Seller agrees to sell and deliver, and Buyer agrees to receive and purchase, the Contract Quantity for a particular transaction in accordance with the terms of the Contract. Sales and purchases will be on a Firm or Interruptible basis, as agreed to by the parties in a transaction.

The parties have selected either the “Cover Standard” or the “Spot Price Standard” as indicated on the Base Contract. Cover Standard:

3.2. The sole and exclusive remedy of the parties in the event of a breach of a Firm obligation to deliver or receive Gas shall be recovery of the following: (i) in the event of a breach by Seller on any Day(s), payment by Seller to Buyer in an amount equal to the positive difference, if any, between the purchase price paid by Buyer utilizing the Cover Standard and the Contract Price, adjusted for commercially reasonable differences in transportation costs to or from the Delivery Point(s), multiplied by the difference between the Contract Quantity and the quantity actually delivered by Seller for such Day(s); or (ii) in the event of a breach by Buyer on any Day(s), payment by Buyer to Seller in the amount equal to the positive difference, if any, between the Contract Price and the price received by Seller utilizing the Cover Standard for the resale of such Gas, adjusted for commercially reasonable differences in transportation costs to or from the Delivery Point(s), multiplied by the difference between the Contract Quantity and the quantity actually taken by Buyer for such Day(s); or (iii) in the event that Buyer has used commercially reasonable efforts to replace the Gas or Seller has used commercially reasonable efforts to sell the Gas to a third party, and no such replacement or sale is available, then the sole and exclusive remedy of the performing party shall be any unfavorable difference between the Contract Price and the Spot Price, adjusted for such transportation to the applicable Delivery Point, multiplied by the difference between the Contract Quantity and the quantity actually delivered by Seller and received by Buyer for such Day(s). Imbalance Charges shall not be recovered under this Section 3.2, but Seller and/or Buyer shall be responsible for Imbalance Charges, if any, as provided in Section 4.3. The amount of such unfavorable difference shall be payable five Business Days after presentation of the performing party’s invoice, which shall set forth the basis upon which such amount was calculated.

Spot Price Standard:

3.2. The sole and exclusive remedy of the parties in the event of a breach of a Firm obligation to deliver or receive Gas shall be recovery of the following: (i) in the event of a breach by Seller on any Day(s), payment by Seller to Buyer in an amount equal to the difference between the Contract Quantity and the actual quantity delivered by Seller and received by Buyer for such Day(s), multiplied by the positive difference, if any, obtained by subtracting the Contract Price from the Spot Price; or (ii) in the event of a breach by Buyer on any Day(s), payment by Buyer to Seller in an amount equal to the difference between the Contract Quantity and the actual quantity delivered by Seller and received by Buyer for such Day(s), multiplied by the positive difference, if any, obtained by subtracting the applicable Spot Price from the Contract Price. Imbalance Charges shall not be recovered under this Section 3.2, but Seller and/or Buyer shall be responsible for Imbalance Charges, if any, as provided in Section 4.3. The amount of such unfavorable difference shall be payable five Business Days after presentation of the performing party’s invoice, which shall set forth the basis upon which such amount was calculated.

3.3. Notwithstanding Section 3.2, the parties may agree to Alternative Damages in a Transaction Confirmation executed in writing by both parties.

3.4. In addition to Sections 3.2 and 3.3, the parties may provide for a Termination Option in a Transaction Confirmation executed in writing by both parties. The Transaction Confirmation containing the Termination Option will designate the length of nonperformance triggering the Termination Option and the procedures for exercise thereof, how damages for nonperformance will be compensated, and how liquidation costs will be calculated.

SECTION 4. TRANSPORTATION, NOMINATIONS, AND IMBALANCES

4.1. Seller shall have the sole responsibility for transporting the Gas to the Delivery Point(s). Buyer shall have the sole responsibility for transporting the Gas from the Delivery Point(s).

4.2. The parties shall coordinate their nomination activities, giving sufficient time to meet the deadlines of the affected Transporter(s). Each party shall give the other party timely prior Notice, sufficient to meet the requirements of all Transporter(s) involved in the transaction, of the quantities of Gas to be delivered and purchased each Day. Should either party become aware that actual deliveries at the Delivery Point(s) are greater or lesser than the Scheduled Gas, such party shall promptly notify the other party.

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4.3. The parties shall use commercially reasonable efforts to avoid imposition of any Imbalance Charges. If Buyer or Seller receives an invoice from a Transporter that includes Imbalance Charges, the parties shall determine the validity as well as the cause of such Imbalance Charges. If the Imbalance Charges were incurred as a result of Buyer’s receipt of quantities of Gas greater than or less than the Scheduled Gas, then Buyer shall pay for such Imbalance Charges or reimburse Seller for such Imbalance Charges paid by Seller. If the Imbalance Charges were incurred as a result of Seller’s delivery of quantities of Gas greater than or less than the Scheduled Gas, then Seller shall pay for such Imbalance Charges or reimburse Buyer for such Imbalance Charges paid by Buyer.

SECTION 5. QUALITY AND MEASUREMENT

All Gas delivered by Seller shall meet the pressure, quality and heat content requirements of the Receiving Transporter. The unit of quantity measurement for purposes of this Contract shall be one MMBtu dry. Measurement of Gas quantities hereunder shall be in accordance with the established procedures of the Receiving Transporter.

SECTION 6. TAXES

The parties have selected either “Buyer Pays At and After Delivery Point” or “Seller Pays Before and At Delivery Point” as indicated on the Base Contract.

Buyer Pays At and After Delivery Point:

Seller shall pay or cause to be paid all taxes, fees, levies, penalties, licenses or charges imposed by any government authority (“Taxes”) on or with respect to the Gas prior to the Delivery Point(s). Buyer shall pay or cause to be paid all Taxes on or with respect to the Gas at the Delivery Point(s) and all Taxes after the Delivery Point(s). If a party is required to remit or pay Taxes that are the other party’s responsibility hereunder, the party responsible for such Taxes shall promptly reimburse the other party for such Taxes. Any party entitled to an exemption from any such Taxes or charges shall furnish the other party any necessary documentation thereof.

Seller Pays Before and At Delivery Point:

Seller shall pay or cause to be paid all taxes, fees, levies, penalties, licenses or charges imposed by any government authority (“Taxes”) on or with respect to the Gas prior to the Delivery Point(s) and all Taxes at the Delivery Point(s). Buyer shall pay or cause to be paid all Taxes on or with respect to the Gas after the Delivery Point(s). If a party is required to remit or pay Taxes that are the other party’s responsibility hereunder, the party responsible for such Taxes shall promptly reimburse the other party for such Taxes. Any party entitled to an exemption from any such Taxes or charges shall furnish the other party any necessary documentation thereof.

SECTION 7. BILLING, PAYMENT, AND AUDIT

7.1. Seller shall invoice Buyer for Gas delivered and received in the preceding Month and for any other applicable charges, providing supporting documentation acceptable in industry practice to support the amount charged. If the actual quantity delivered is not known by the billing date, billing will be prepared based on the quantity of Scheduled Gas. The invoiced quantity will then be adjusted to the actual quantity on the following Month’s billing or as soon thereafter as actual delivery information is available.

7.2. Buyer shall remit the amount due under Section 7.1 in the manner specified in the Base Contract, in immediately available funds, on or before the later of the Payment Date or 10 Days after receipt of the invoice by Buyer; provided that if the Payment Date is not a Business Day, payment is due on the next Business Day following that date. In the event any payments are due Buyer hereunder, payment to Buyer shall be made in accordance with this Section 7.2.

7.3. In the event payments become due pursuant to Sections 3.2 or 3.3, the performing party may submit an invoice to the nonperforming party for an accelerated payment setting forth the basis upon which the invoiced amount was calculated. Payment from the nonperforming party will be due five Business Days after receipt of invoice.

7.4. If the invoiced party, in good faith, disputes the amount of any such invoice or any part thereof, such invoiced party will pay such amount as it concedes to be correct; provided, however, if the invoiced party disputes the amount due, it must provide supporting documentation acceptable in industry practice to support the amount paid or disputed. In the event the parties are unable to resolve such dispute, either party may pursue any remedy available at law or in equity to enforce its rights pursuant to this Section.

7.5. If the invoiced party fails to remit the full amount payable when due, interest on the unpaid portion shall accrue from the date due until the date of payment at a rate equal to the lower of (i) the then-effective prime rate of interest published under “Money Rates” by The Wall Street Journal, plus two percent per annum; or (ii) the maximum applicable lawful interest rate.

7.6. A party shall have the right, at its own expense, upon reasonable Notice and at reasonable times, to examine and audit and to obtain copies of the relevant portion of the books, records, and telephone recordings of the other party only to the extent reasonably necessary to verify the accuracy of any statement, charge, payment, or computation made under the Contract. This right to examine, audit, and to obtain copies shall not be available with respect to proprietary information not directly relevant to transactions under this Contract. All invoices and billings shall be conclusively presumed final and accurate and all associated claims for under- or overpayments shall be deemed waived unless such invoices or billings are objected to in writing, with adequate explanation and/or documentation, within two years after the Month of Gas delivery. All retroactive adjustments under Section 7 shall be paid in full by the party owing payment within 30 Days of Notice and substantiation of such inaccuracy.

7.7. Unless the parties have elected on the Base Contract not to make this Section 7.7 applicable to this Contract, the parties shall net all undisputed amounts due and owing, and/or past due, arising under the Contract such that the party owing the greater amount shall make a single payment of the net amount to the other party in accordance with Section 7; provided that no payment required to be made pursuant to the terms of any Credit Support Obligation or pursuant to Section 7.3 shall be subject to netting under this Section. If the parties have executed a separate netting agreement, the terms and conditions therein shall prevail to the extent inconsistent herewith.

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SECTION 8. TITLE, WARRANTY, AND INDEMNITY

8.1. Unless otherwise specifically agreed, title to the Gas shall pass from Seller to Buyer at the Delivery Point(s). Seller shall have responsibility for and assume any liability with respect to the Gas prior to its delivery to Buyer at the specified Delivery Point(s). Buyer shall have responsibility for and any liability with respect to said Gas after its delivery to Buyer at the Delivery Point(s).

8.2. Seller warrants that it will have the right to convey and will transfer good and merchantable title to all Gas sold hereunder and delivered by it to Buyer, free and clear of all liens, encumbrances, and claims. EXCEPT AS PROVIDED IN THIS SECTION 8.2 AND IN SECTION 14.8, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE, ARE DISCLAIMED.

8.3. Seller agrees to indemnify Buyer and save it harmless from all losses, liabilities or claims including reasonable attorneys’ fees and costs of court (“Claims”), from any and all persons, arising from or out of claims of title, personal injury or property damage from said Gas or other charges thereon which attach before title passes to Buyer. Buyer agrees to indemnify Seller and save it harmless from all Claims, from any and all persons, arising from or out of claims regarding payment, personal injury or property damage from said Gas or other charges thereon which attach after title passes to Buyer.

8.4. Notwithstanding the other provisions of this Section 8, as between Seller and Buyer, Seller will be liable for all Claims to the extent that such arise from the failure of Gas delivered by Seller to meet the quality requirements of Section 5.

SECTION 9. NOTICES

9.1. All Transaction Confirmations, invoices, payments and other communications made pursuant to the Base Contract (“Notices”) shall be made to the addresses specified in writing by the respective parties from time to time.

9.2. All Notices required hereunder may be sent by facsimile or mutually acceptable electronic means, a nationally recognized overnight courier service, first class mail or hand delivered.

9.3. Notice shall be given when received on a Business Day by the addressee. In the absence of proof of the actual receipt date, the following presumptions will apply. Notices sent by facsimile shall be deemed to have been received upon the sending party’s receipt of its facsimile machine’s confirmation of successful transmission. If the day on which such facsimile is received is not a Business Day or is after five p.m. on a Business Day, then such facsimile shall be deemed to have been received on the next following Business Day. Notice by overnight mail or courier shall be deemed to have been received on the next Business Day after it was sent or such earlier time as is confirmed by the receiving party. Notice via first class mail shall be considered delivered five Business Days after mailing.

SECTION 10. FINANCIAL RESPONSIBILITY

10.1. If either party (“X”) has reasonable grounds for insecurity regarding the performance of any obligation under this Contract (whether or not then due) by the other party (“Y”) (including, without limitation, the occurrence of a material change in the creditworthiness of Y), X may demand Adequate Assurance of Performance. “Adequate Assurance of Performance” shall mean sufficient security in the form, amount and for the term reasonably acceptable to X, including, but not limited to, a standby irrevocable letter of credit, a prepayment, a security interest in an asset or a performance bond or guaranty (including the issuer of any such security).

10.2. In the event (each an “Event of Default”) either party (the “Defaulting Party”) or its guarantor shall: (i) make an assignment or any general arrangement for the benefit of creditors; (ii) file a petition or otherwise commence, authorize, or acquiesce in the commencement of a proceeding or case under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against it; (iii) otherwise become bankrupt or insolvent (however evidenced); (iv) be unable to pay its debts as they fall due; (v) have a receiver, provisional liquidator, conservator, custodian, trustee or other similar official appointed with respect to it or substantially all of its assets; (vi) fail to perform any obligation to the other party with respect to any Credit Support Obligations relating to the Contract; (vii) fail to give Adequate Assurance of Performance under Section 10.1 within 48 hours but at least one Business Day of a written request by the other party; or (viii) not have paid any amount due the other party hereunder on or before the second Business Day following written Notice that such payment is due; then the other party (the “Non-Defaulting Party”) shall have the right, at its sole election, to immediately withhold and/or suspend deliveries or payments upon Notice and/or to terminate and liquidate the transactions under the Contract, in the manner provided in Section 10.3, in addition to any and all other remedies available hereunder.

10.3. If an Event of Default has occurred and is continuing, the Non-Defaulting Party shall have the right, by Notice to the Defaulting Party, to designate a Day, no earlier than the Day such Notice is given and no later than 20 Days after such Notice is given, as an early termination date (the “Early Termination Date”) for the liquidation and termination pursuant to Section 10.3.1 of all transactions under the Contract, each a “Terminated Transaction”. On the Early Termination Date, all transactions will terminate, other than those transactions, if any, that may not be liquidated and terminated under applicable law or that are, in the reasonable opinion of the Non-Defaulting Party, commercially impracticable to liquidate and terminate (“Excluded Transactions”), which Excluded Transactions must be liquidated and terminated as soon thereafter as is reasonably practicable, and upon termination shall be a Terminated Transaction and be valued consistent with Section 10.3.1 below. With respect to each Excluded Transaction, its actual termination date shall be the Early Termination Date for purposes of Section 10.3.1.

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The parties have selected either “Early Termination Damages Apply” or “Early Termination Damages Do Not Apply” as indicated on the Base Contract.

Early Termination Damages Apply:

     10.3.1. As of the Early Termination Date, the Non-Defaulting Party shall determine, in good faith and in a commercially reasonable manner, (i) the amount owed (whether or not then due) by each party with respect to all Gas delivered and received between the parties under Terminated Transactions and Excluded Transactions on and before the Early Termination Date and all other applicable charges relating to such deliveries and receipts (including without limitation any amounts owed under Section 3.2), for which payment has not yet been made by the party that owes such payment under this Contract and (ii) the Market Value, as defined below, of each Terminated Transaction. The Non-Defaulting Party shall (x) liquidate and accelerate each Terminated Transaction at its Market Value, so that each amount equal to the difference between such Market Value and the Contract Value, as defined below, of such Terminated Transaction(s) shall be due to the Buyer under the Terminated Transaction(s) if such Market Value exceeds the Contract Value and to the Seller if the opposite is the case; and (y) where appropriate, discount each amount then due under clause (x) above to present value in a commercially reasonable manner as of the Early Termination Date (to take account of the period between the date of liquidation and the date on which such amount would have otherwise been due pursuant to the relevant Terminated Transactions).

For purposes of this Section 10.3.1, “Contract Value” means the amount of Gas remaining to be delivered or purchased under a transaction multiplied by the Contract Price, and “Market Value” means the amount of Gas remaining to be delivered or purchased under a transaction multiplied by the market price for a similar transaction at the Delivery Point determined by the Non-Defaulting Party in a commercially reasonable manner. To ascertain the Market Value, the Non-Defaulting Party may consider, among other valuations, any or all of the settlement prices of NYMEX Gas futures contracts, quotations from leading dealers in energy swap contracts or physical gas trading markets, similar sales or purchases and any other bona fide third-party offers, all adjusted for the length of the term and differences in transportation costs. A party shall not be required to enter into a replacement transaction(s) in order to determine the Market Value. Any extension(s) of the term of a transaction to which parties are not bound as of the Early Termination Date (including but not limited to “evergreen provisions”) shall not be considered in determining Contract Values and Market Values. For the avoidance of doubt, any option pursuant to which one party has the right to extend the term of a transaction shall be considered in determining Contract Values and Market Values. The rate of interest used in calculating net present value shall be determined by the Non-Defaulting Party in a commercially reasonable manner.

Early Termination Damages Do Not Apply:

     10.3.1. As of the Early Termination Date, the Non-Defaulting Party shall determine, in good faith and in a commercially reasonable manner, the amount owed (whether or not then due) by each party with respect to all Gas delivered and received between the parties under Terminated Transactions and Excluded Transactions on and before the Early Termination Date and all other applicable charges relating to such deliveries and receipts (including without limitation any amounts owed under Section 3.2), for which payment has not yet been made by the party that owes such payment under this Contract.

The parties have selected either “Other Agreement Setoffs Apply” or “Other Agreement Setoffs Do Not Apply” as indicated on the Base Contract.

Other Agreement Setoffs Apply:

     10.3.2. The Non-Defaulting Party shall net or aggregate, as appropriate, any and all amounts owing between the parties under Section 10.3.1, so that all such amounts are netted or aggregated to a single liquidated amount payable by one party to the other (the “Net Settlement Amount”). At its sole option and without prior Notice to the Defaulting Party, the Non-Defaulting Party may setoff (i) any Net Settlement Amount owed to the Non-Defaulting Party against any margin or other collateral held by it in connection with any Credit Support Obligation relating to the Contract; or (ii) any Net Settlement Amount payable to the Defaulting Party against any amount(s) payable by the Defaulting Party to the Non-Defaulting Party under any other agreement or arrangement between the parties.

Other Agreement Setoffs Do Not Apply:

     10.3.2. The Non-Defaulting Party shall net or aggregate, as appropriate, any and all amounts owing between the parties under Section 10.3.1, so that all such amounts are netted or aggregated to a single liquidated amount payable by one party to the other (the “Net Settlement Amount”). At its sole option and without prior Notice to the Defaulting Party, the Non-Defaulting Party may setoff any Net Settlement Amount owed to the Non-Defaulting Party against any margin or other collateral held by it in connection with any Credit Support Obligation relating to the Contract.

     10.3.3. If any obligation that is to be included in any netting, aggregation or setoff pursuant to Section 10.3.2 is unascertained, the Non-Defaulting Party may in good faith estimate that obligation and net, aggregate or setoff, as applicable, in respect of the estimate, subject to the Non-Defaulting Party accounting to the Defaulting Party when the obligation is ascertained. Any amount not then due which is included in any netting, aggregation or setoff pursuant to Section 10.3.2 shall be discounted to net present value in a commercially reasonable manner determined by the Non-Defaulting Party.

10.4. As soon as practicable after a liquidation, Notice shall be given by the Non-Defaulting Party to the Defaulting Party of the Net Settlement Amount, and whether the Net Settlement Amount is due to or due from the Non-Defaulting Party. The Notice shall include a written statement explaining in reasonable detail the calculation of such amount, provided that failure to give such Notice shall not affect the validity or enforceability of the liquidation or give rise to any claim by the Defaulting Party against the Non-Defaulting Party. The Net Settlement Amount shall be paid by the close of business on the second Business Day following such Notice, which date shall not be earlier than the Early Termination Date. Interest on any unpaid portion of the Net Settlement Amount shall accrue from the date due until the

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date of payment at a rate equal to the lower of (i) the then-effective prime rate of interest published under “Money Rates” by The Wall Street Journal, plus two percent per annum; or (ii) the maximum applicable lawful interest rate.

10.5. The parties agree that the transactions hereunder constitute a “forward contract” within the meaning of the United States Bankruptcy Code and that Buyer and Seller are each “forward contract merchants” within the meaning of the United States Bankruptcy Code.

10.6. The Non-Defaulting Party’s remedies under this Section 10 are the sole and exclusive remedies of the Non-Defaulting Party with respect to the occurrence of any Early Termination Date. Each party reserves to itself all other rights, setoffs, counterclaims and other defenses that it is or may be entitled to arising from the Contract.

10.7. With respect to this Section 10, if the parties have executed a separate netting agreement with close-out netting provisions, the terms and conditions therein shall prevail to the extent inconsistent herewith.

SECTION 11. FORCE MAJEURE

11.1. Except with regard to a party’s obligation to make payment(s) due under Section 7, Section 10.4, and Imbalance Charges under Section 4, neither party shall be liable to the other for failure to perform a Firm obligation, to the extent such failure was caused by Force Majeure. The term “Force Majeure” as employed herein means any cause not reasonably within the control of the party claiming suspension, as further defined in Section 11.2.

11.2. Force Majeure shall include, but not be limited to, the following: (i) physical events such as acts of God, landslides, lightning, earthquakes, fires, storms or storm warnings, such as hurricanes, which result in evacuation of the affected area, floods, washouts, explosions, breakage or accident or necessity of repairs to machinery or equipment or lines of pipe; (ii) weather related events affecting an entire geographic region, such as low temperatures which cause freezing or failure of wells or lines of pipe; (iii) interruption and/or curtailment of Firm transportation and/or storage by Transporters; (iv) acts of others such as strikes, lockouts or other industrial disturbances, riots, sabotage, insurrections or wars; and (v) governmental actions such as necessity for compliance with any court order, law, statute, ordinance, regulation, or policy having the effect of law promulgated by a governmental authority having jurisdiction. Seller and Buyer shall make reasonable efforts to avoid the adverse impacts of a Force Majeure and to resolve the event or occurrence once it has occurred in order to resume performance.

11.3. Neither party shall be entitled to the benefit of the provisions of Force Majeure to the extent performance is affected by any or all of the following circumstances: (i) the curtailment of interruptible or secondary Firm transportation unless primary, in-path, Firm transportation is also curtailed; (ii) the party claiming excuse failed to remedy the condition and to resume the performance of such covenants or obligations with reasonable dispatch; or (iii) economic hardship, to include, without limitation, Seller’s ability to sell Gas at a higher or more advantageous price than the Contract Price, Buyer’s ability to purchase Gas at a lower or more advantageous price than the Contract Price, or a regulatory agency disallowing, in whole or in part, the pass through of costs resulting from this Agreement; (iv) the loss of Buyer’s market(s) or Buyer’s inability to use or resell Gas purchased hereunder, except, in either case, as provided in Section 11.2; or (v) the loss or failure of Seller’s gas supply or depletion of reserves, except, in either case, as provided in Section 11.2. The party claiming Force Majeure shall not be excused from its responsibility for Imbalance Charges.

11.4. Notwithstanding anything to the contrary herein, the parties agree that the settlement of strikes, lockouts or other industrial disturbances shall be within the sole discretion of the party experiencing such disturbance.

11.5. The party whose performance is prevented by Force Majeure must provide Notice to the other party. Initial Notice may be given orally; however, written Notice with reasonably full particulars of the event or occurrence is required as soon as reasonably possible. Upon providing written Notice of Force Majeure to the other party, the affected party will be relieved of its obligation, from the onset of the Force Majeure event, to make or accept delivery of Gas, as applicable, to the extent and for the duration of Force Majeure, and neither party shall be deemed to have failed in such obligations to the other during such occurrence or event.

11.6. Notwithstanding Sections 11.2 and 11.3, the parties may agree to alternative Force Majeure provisions in a Transaction Confirmation executed in writing by both parties.

SECTION 12. TERM

This Contract may be terminated on 30 Day’s written Notice, but shall remain in effect until the expiration of the latest Delivery Period of any transaction(s). The rights of either party pursuant to Section 7.6 and Section 10, the obligations to make payment hereunder, and the obligation of either party to indemnify the other, pursuant hereto shall survive the termination of the Base Contract or any transaction.

SECTION 13. LIMITATIONS

FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY. A PARTY’S LIABILITY HEREUNDER SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY PROVIDED HEREIN OR IN A TRANSACTION, A PARTY’S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY. SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE.

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TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS.

SECTION 14. MISCELLANEOUS

14.1. This Contract shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, and heirs of the respective parties hereto, and the covenants, conditions, rights and obligations of this Contract shall run for the full term of this Contract. No assignment of this Contract, in whole or in part, will be made without the prior written consent of the non-assigning party (and shall not relieve the assigning party from liability hereunder), which consent will not be unreasonably withheld or delayed; provided, either party may (i) transfer, sell, pledge, encumber, or assign this Contract or the accounts, revenues, or proceeds hereof in connection with any financing or other financial arrangements, or (ii) transfer its interest to any parent or affiliate by assignment, merger or otherwise without the prior approval of the other party. Upon any such assignment, transfer and assumption, the transferor shall remain principally liable for and shall not be relieved of or discharged from any obligations hereunder.

14.2. If any provision in this Contract is determined to be invalid, void or unenforceable by any court having jurisdiction, such determination shall not invalidate, void, or make unenforceable any other provision, agreement or covenant of this Contract.

14.3. No waiver of any breach of this Contract shall be held to be a waiver of any other or subsequent breach.

14.4. This Contract sets forth all understandings between the parties respecting each transaction subject hereto, and any prior contracts, understandings and representations, whether oral or written, relating to such transactions are merged into and superseded by this Contract and any effective transaction(s). This Contract may be amended only by a writing executed by both parties.

14.5. The interpretation and performance of this Contract shall be governed by the laws of the jurisdiction as indicated on the Base Contract, excluding, however, any conflict of laws rule which would apply the law of another jurisdiction.

14.6. This Contract and all provisions herein will be subject to all applicable and valid statutes, rules, orders and regulations of any governmental authority having jurisdiction over the parties, their facilities, or Gas supply, this Contract or transaction or any provisions thereof.

14.7. There is no third party beneficiary to this Contract.

14.8. Each party to this Contract represents and warrants that it has full and complete authority to enter into and perform this Contract. Each person who executes this Contract on behalf of either party represents and warrants that it has full and complete authority to do so and that such party will be bound thereby.

14.9. The headings and subheadings contained in this Contract are used solely for convenience and do not constitute a part of this Contract between the parties and shall not be used to construe or interpret the provisions of this Contract.

14.10. Unless the parties have elected on the Base Contract not to make this Section 14.10 applicable to this Contract, neither party shall disclose directly or indirectly without the prior written consent of the other party the terms of any transaction to a third party (other than the employees, lenders, royalty owners, counsel, accountants and other agents of the party, or prospective purchasers of all or substantially all of a party’s assets or of any rights under this Contract, provided such persons shall have agreed to keep such terms confidential) except (i) in order to comply with any applicable law, order, regulation, or exchange rule, (ii) to the extent necessary for the enforcement of this Contract , (iii) to the extent necessary to implement any transaction, or (iv) to the extent such information is delivered to such third party for the sole purpose of calculating a published index. Each party shall notify the other party of any proceeding of which it is aware which may result in disclosure of the terms of any transaction (other than as permitted hereunder) and use reasonable efforts to prevent or limit the disclosure. The existence of this Contract is not subject to this confidentiality obligation. Subject to Section 13, the parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with this confidentiality obligation. The terms of any transaction hereunder shall be kept confidential by the parties hereto for one year from the expiration of the transaction.

In the event that disclosure is required by a governmental body or applicable law, the party subject to such requirement may disclose the material terms of this Contract to the extent so required, but shall promptly notify the other party, prior to disclosure, and shall cooperate (consistent with the disclosing party’s legal obligations) with the other party’s efforts to obtain protective orders or similar restraints with respect to such disclosure at the expense of the other party.

14.11 The parties may agree to dispute resolution procedures in Special Provisions attached to the Base Contract or in a Transaction Confirmation executed in writing by both parties.

DISCLAIMER: The purposes of this Contract are to facilitate trade, avoid misunderstandings and make more definite the terms of contracts of purchase and sale of natural gas. Further, NAESB does not mandate the use of this Contract by any party. NAESB DISCLAIMS AND EXCLUDES, AND ANY USER OF THIS CONTRACT ACKNOWLEDGES AND AGREES TO NAESB’S DISCLAIMER OF, ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS, EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THIS CONTRACT OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS OR SUITABILITY FOR ANY PARTICULAR PURPOSE (WHETHER OR NOT NAESB KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE), WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, OR BY COURSE OF DEALING. EACH USER OF THIS CONTRACT ALSO AGREES THAT UNDER NO CIRCUMSTANCES WILL NAESB BE LIABLE FOR ANY DIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF ANY USE OF THIS CONTRACT.

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EXHIBIT A

TRANSACTION CONFIRMATION
FOR IMMEDIATE DELIVERY

Date: ,
Transaction Confirmation #:

This Transaction Confirmation is subject to the Base Contract between Seller and Buyer dated ______________________. The terms of this Transaction Confirmation are binding unless disputed in writing within 5 Business Days of receipt unless otherwise specified in the Base Contract.

SELLER:	BUYER:

Attn:	Attn:
Phone:	Phone:
Fax:	Fax:
Base Contract No.	Base Contract No.
Transporter:	Transporter:
Transporter Contract Number:	Transporter Contract Number:
Contract Price: $ /MMBtu or
Delivery Period: Begin: ,	End: ,

Performance Obligation and Contract Quantity: (Select One)

Firm (Fixed Quantity):	Firm (Variable Quantity):	Interruptible:
MMBtus/day	MMBtus/day Minimum	Up to MMBtus/day
☐ EFP	MMBtus/day Maximum
subject to Section 4.2. at election of
☐ Buyer or ☐ Seller

Delivery Point(s):
(If a pooling point is used, list a specific geographic and pipeline location):
Special Conditions:

Seller:	Buyer:

By:	By:

Title:	Title:

Date:	Date:

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Base Contract for Sale and Purchase of Natural Gas

Canadian Addendum

This Canadian Addendum (“Canadian Addendum”) is entered into as of the following date: January 1, 2005

The parties to this Canadian Addendum are the following:
Selkirk Cogen Partners, L.P.	and	EnCana Gas Marketing, a business unit of
EnCana Midstream & Marketing
24 Power Park Drive, Selkirk, NY 12158		#1800, 855 – 2nd Street SW, Calgary AB, T2P 4Z5
Duns Number: 78-732-7881		Duns Number: 20-188-3654
Base Contract Number: NAESB Standard 6.3.1 dated April 19, 2002		Base Contract Number: NAESB Standard 6.3.1 dated April 19, 2002
Base Contract Date: January 1, 2005		Base Contract Date: January 1, 2005
U.S. Federal Tax ID Number: N/A		U.S. Federal Tax ID Number: N/A
Canadian GST Number: BN877261214		Canadian GST Number: 13334 3517

IN WITNESS WHEREOF, the parties hereto agree to the terms and conditions set forth herein and have executed this Canadian Addendum in duplicate.

Party:	Selkirk Cogen Partners, L.P. by its Managing General Partner, JMC Selkirk, Inc.	Party:	EnCana Gas Marketing, a business unit of EnCana Midstream & Marketing

By:	/s/ P. CHRISMAN IRIBE	By:	/s/ KIM JOSLIN

Name:	P. Chrisman Iribe	Name:	J. Kim Joslin
Title:	President	Title:	Vice-President, Canadian Gas Marketing

Addendum: This Canadian Addendum constitutes an Addendum to that certain Base Contract for Sale and Purchase of Natural Gas, as identified above, between the parties (“Base Contract”), and supplements and amends the Base Contract affecting transactions thereunder. Unless amended herein, the Base Contract continues to apply. Capitalized terms used in this Canadian Addendum which are not herein defined will have the meanings ascribed to them in the Base Contract. In the event of a conflict between the terms of this Canadian Addendum and the Base Contract, the terms of this Canadian Addendum shall apply.

Term: This Canadian Addendum shall be effective from and after the date on which it is entered into and continue in effect until terminated by either party upon 30 Days’ written Notice to the other party; provided, however, that this Canadian Addendum may not be terminated prior to the expiration of the latest Delivery Period of any transactions previously agreed to by the parties which are subject to this Canadian Addendum. The obligation to make payment hereunder, including any related adjustments, shall survive the termination of this Canadian Addendum.

The parties hereby agree to the following provisions. In the event the parties fail to check a box, the default provision for each section shall apply. Select only 1 box from each section:

Section 2.26: Spot Price Publication: Delete the selection made on the cover page of the Base Contract and replace it with the following:

☒	Canadian Gas Price Reporter

☐	Gas Daily Midpoint

Section 10.4: Termination Currency

☐	U. S. Dollars (default)

☒	Canadian Dollars

☐

Section 14.5: Choice of Law: If a selection is made herein, delete the selection made on the cover page of the Base Contract and replace it with the following:

☒	Alberta

Delete Section 2.1 and replace it with the following:

2.1 “Alternative Damages” shall mean such damages, expressed in United States dollars or United States dollars per MMBtu, or Canadian dollars or Canadian dollars per GJ, as the parties shall agree upon in the Transaction Confirmation, in the event either Seller or Buyer fails to perform a Firm obligation to deliver Gas in the case of Seller or to receive Gas in the case of Buyer.

Delete Section 2.4 and replace it with the following:

2.4 "Business Day” shall mean any day except Saturday, Sunday, or a statutory or banking holiday observed in the jurisdiction specified pursuant to Section 14.5. A Business Day shall open at 8:00 a.m. and close at 5:00 p.m. local time for the relevant party’s principal

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place of business. The relevant party, in each instance unless otherwise specified, shall be the party to whom the Notice is being sent and by whom the Notice is to be received.

Delete Section 2.8 and replace it with the following:

2.8 “Contract Price” shall mean, if the Delivery Point is in the United States, the amount expressed in U.S. Dollars per MMBtu or, if the Delivery Point is in Canada, the amount expressed in Canadian Dollars per GJ, unless specified otherwise in a transaction, to be paid by Buyer to Seller for the purchase of Gas as agreed to by the parties in a transaction.

Add the following as Section 2.30:

2.30 “GJ” shall mean 1 gigajoule; 1 gigajoule = 1,000,000,000 Joules. The standard conversion factor between Dekatherms and GJ’s is 1.055056 GJ’s per Dekatherm.

Add the following as Section 2.31:

2.31 “Joule” shall mean the joule specified in the SI system of units.

Add the following as Section 2.32:

2.32 “Termination Currency Equivalent” shall mean, in respect of any amount denominated in a currency other than the Termination Currency (the “Other Currency”), the amount in the Termination Currency that the Non-Defaulting Party would be required to pay, on the Early Termination Date, to purchase such amount of Other Currency for spot delivery, as determined by the Non-Defaulting Party in a commercially reasonable manner.

Delete Section 5 and replace it with the following:

All Gas delivered by Seller shall meet the pressure, quality and heat content requirements of the Receiving Transporter. The unit of quantity measurement for purposes of this Contract shall be one MMBtu dry or one GJ, as agreed to by the parties in a transaction. Measurement of Gas quantities hereunder shall be in accordance with the established procedures of the Receiving Transporter.

Add the following to Section 6:

Sections 6.2, 6.3 and 6.4 apply if the Delivery Point is in Canada.

6.2 The Contract Price does not include any amounts payable by Buyer for the goods and services tax (“GST”) imposed pursuant to the Excise Tax Act (Canada) (“ETA”) or any similar or replacement value added or sales or use tax enacted under successor legislation. Notwithstanding whether the parties have selected “Buyer Pays At and After Delivery Point” or “Seller Pays Before and At Delivery Point” as indicated on the Base Contract, Buyer will pay to Seller the amount of GST payable for the purchase of Gas in addition to all other amounts payable under the Contract. Seller will hold the GST paid by Buyer and will remit such GST as required by law. Buyer and Seller will provide each other with the information required to make such GST remittance or claim any corresponding input tax credits, including GST registration numbers.

6.3 Where Buyer indicates to Seller that Gas will be exported from Canada, the following shall apply:

6.3.1 Where Buyer is not registered for GST under the ETA and Buyer indicates to Seller that Gas will be exported from Canada, Buyer may request Seller treat such Gas as “zero-rated” Gas for export within the meaning of the ETA for billing purposes. If Seller, in its sole discretion, agrees to so treat such Gas, then Buyer hereby declares, represents and warrants to Seller that Buyer will: (i) export such Gas as soon as is reasonably possible after Seller delivers such Gas to Buyer (or after such Gas is delivered to Buyer after a zero-rated storage service under the ETA) having regard to the circumstances surrounding the export and, where applicable, normal business practice; (ii) not acquire such Gas for consumption or use in Canada (other than as fuel or compressor gas to transport such Gas by pipeline) or for supply in Canada (other than to supply natural gas liquids or ethane the consideration for which is deemed by the ETA to be nil) before export of such Gas; (iii) ensure that, after such Gas is delivered and before export, such Gas is not further processed, transformed or altered in Canada (except to the extent reasonably necessary or incidental to its transportation and other than to recover natural gas liquids or ethane from such Gas at a straddle plant); (iv) maintain on file, and provide to Seller, if required, or to the Canada Customs and Revenue Agency, evidence satisfactory to the Minister of National Revenue of the export of such Gas by Buyer; and/or (v) comply with all other requirements prescribed by the ETA for a zero-rated export of such Gas.

6.3.2 Where Buyer is registered for GST under the ETA and Buyer indicates to Seller that Gas will be exported from Canada, Buyer may request Seller treat such Gas as “zero-rated” Gas for export within the meaning of the ETA for billing purposes, and Buyer hereby declares, represents and warrants to Seller that Buyer intends to export such Gas by means of pipeline or other conduit in circumstances described in Section 6.3.1 (i) to (iii).

6.3.3 Without limiting the generality of Section 8.3, Buyer indemnifies Seller for any GST, penalties and interest and all other damages and costs of any nature arising from breach of the declarations, representations and warranties contained in Section 6.3.1 or 6.3.2, or otherwise from application of GST to Gas declared, represented and warranted by Buyer to be acquired for export from Canada.

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6.4 In the event that any amount becomes payable pursuant to the Contract as a result of a breach, modification or termination of the Contract, the amount payable shall be increased by any applicable Taxes or GST remittable by the recipient in respect of that amount.

Delete Section 7.5 and replace it with the following:

7.5 If the invoiced party fails to remit the full amount payable when due, interest on the unpaid portion shall accrue from the date due until the date of payment at a rate equal to the lower of: (i) if the amount payable is in United States currency, the then-effective prime rate of interest published under “Money Rates” by The Wall Street Journal, plus two percent per annum; or, if the amount payable is in Canadian currency, the per annum rate of interest identified from time to time as the prime lending rate charged to its most credit worthy customers for Canadian currency commercial loans by The Toronto Dominion Bank, Main Branch, Calgary, Alberta, Canada, plus two percent per annum; or (ii) the maximum applicable lawful interest rate.

Delete Section 7.7 and replace it with the following:

7.7 Unless the parties have elected on the Base Contract not to make this Section 7.7 applicable to this Contract, the parties shall net all undisputed amounts due and owing, and/or past due, in the same currency, arising under the Contract such that the party owing the greater amount shall make a single payment of the net amount to the other party in accordance with Section 7; provided that no payment required to be made pursuant to the terms of any Credit Support Obligation or pursuant to Section 7.3 shall be subject to netting under this Section. If the parties have executed a separate netting agreement, the terms and conditions therein shall prevail to the extent inconsistent herewith.

Add the following as Section 7.8:

7.8 For each transaction, all associated payments shall be made in the currency of the Contract Price for such transaction.

Add the following as Section 10.3.4:

10.3.4 The Non-Defaulting Party shall use the Termination Currency Equivalent of any amount denominated in a currency other than the Termination Currency in performing any netting, aggregation or setoff required or permitted by Section 10.3.1 or 10.3.2.

Delete Section 10.4 and replace it with the following:

10.4. As soon as practicable after a liquidation, Notice shall be given by the Non-Defaulting Party to the Defaulting Party of the Net Settlement Amount, and whether the Net Settlement Amount is due to or due from the Non-Defaulting Party. The Notice shall include a written statement explaining in reasonable detail the calculation of such amount, provided that failure to give such Notice shall not affect the validity or enforceability of the liquidation or give rise to any claim by the Defaulting Party against the Non-Defaulting Party. The Net Settlement Amount shall be paid, in the Termination Currency, by the close of business on the second Business Day following such Notice, which date shall not be earlier than the Early Termination Date. Interest on any unpaid portion of the Net Settlement Amount shall accrue from the date due until the date of payment at a rate equal to the lower of: (i) if the amount payable is in United States currency, the then-effective prime rate of interest published under “Money Rates” by The Wall Street Journal, plus two percent per annum; or, if the amount payable is in Canadian currency, the per annum rate of interest identified from time to time as the prime lending rate charged to its most credit worthy customers for Canadian currency commercial loans by The Toronto Dominion Bank, Main Branch, Calgary, Alberta, Canada, plus two percent per annum; or (ii) the maximum applicable lawful interest rate.

Delete Section 10.5 and replace it with the following:

10.5 The parties agree that the transactions hereunder constitute a “forward contract” within the meaning of the United States Bankruptcy Code and that Buyer and Seller are each “forward contract merchants” within the meaning of the United States Bankruptcy Code. The parties also agree that the transactions hereunder constitute an “eligible financial contract” within the meaning of the Bankruptcy and Insolvency Act (Canada) and the Companies Creditors Arrangements Act (Canada), and similar Canadian legislation.

Delete Exhibit A (“Transaction Confirmation”) and replace it with the following:

Copyright © 2002 North American Energy Standards Board, Inc.		NAESB Standard 6.3.1
All Rights Reserved	Page 3 of 4	April 19, 2002

EXHIBIT A

TRANSACTION CONFIRMATION
FOR IMMEDIATE DELIVERY

Letterhead/Logo	Date: ,
Transaction Confirmation #:

This Transaction Confirmation is subject to the Base Contract between Seller and Buyer dated ______________________.

This Transaction Confirmation is subject to the Canadian Addendum between Seller and Buyer dated ______________________:
☐  Yes (default)      ☐  No

The terms of this Transaction Confirmation are binding unless disputed in writing within 2 Business Days of receipt unless otherwise specified in the Base Contract.

SELLER:	BUYER:

Attn:	Attn:
Phone:	Phone:
Fax:	Fax:
Base Contract No.	Base Contract No.
Transporter:	Transporter:
Transporter Contract Number:	Transporter Contract Number:

Contract Price: U.S. $ /MMBtu or Canadian $ /GJ or

Delivery Period: Begin: ,	End: ,

Performance Obligation and Contract Quantity: (Select One)

Units  ☐   MMBtu or  ☐   GJ or  ☐   Other ________________________________________________

Firm (Fixed Quantity):	Firm (Variable Quantity):	Interruptible:
Units/day	Units/day Minimum	Up to Units/day
☐ EFP	Units/day Maximum
subject to Section 4.2. at election of
☐ Buyer or ☐ Seller

Delivery Point(s): _______________________
(If a pooling point is used, list a specific geographic and pipeline location):

Canadian Export Zero Rating (Section 6.3) ☐ No (default) ☐ Yes

Special Conditions:

Seller:	Buyer:

By:	By:

Title:	Title:

Date:	Date:

Copyright © North American Energy Standards Bord, Inc. All Right Reserved	Page 4 of 4	NAESB Standard 6.3.1 April 19, 2002

SPECIAL PROVISIONS (“Special Provisions”) attached to and forming a part of that certain NAESB Base Contract for Sale and Purchase of Natural Gas as amended by the
Canadian Addendum each dated January 1, 2005 (“the “Base Contract”) between EnCana
Gas Marketing, a business unit of EnCana Midstream & Marketing, and Selkirk Cogen
Partners, L.P.

Capitalized terms used in these Special Provisions shall have the meanings ascribed to them in the Base Contract as modified by the Canadian Addendum. Sections referenced in these Special Provisions refer to a Section of the General Terms and Conditions of the Base Contract, unless specified otherwise.

Section 1 – Purpose and Procedures

1.	In Section 1.3 the following is added as the last sentence:

“The parties agree that all transactions entered into shall form a single, integrated agreement between the parties and each transaction shall be merged into the Contract, and that, in the absence of the foregoing agreement, the parties would not otherwise enter into any transaction under this Contract.”

Section 2 – Definitions

2.	Section 2.4 of the Canadian Addendum is deleted and replaced with the following:

“Business Day” shall mean any day except Saturday, Sunday, or a statutory, federal or banking holiday observed in Alberta, Canada or in New York City, New York, United States. A Business Day shall open at 8:00 a.m. and close at 5:00 p.m. local time for the receiving party.

3.	A new definition is added as follows:

“2.30 “Costs” shall mean all reasonable third party legal, accounting and other professional fees incurred by the Non-Defaulting Party to replace a transaction or in connection with a Terminated Transaction pursuant to Section 10.3.1”.

4.	A new definition is added as follows:

2.31 “Present Value Discount Rate” shall mean with respect to any transaction: (i) if the amount payable is in Canadian currency, the yield of Canadian Government Treasury Bills with a term closest to the time remaining in the Delivery Period, plus 100 basis points; or (ii) if the amount payable is in United States currency, the “Ask Yield” interest rate for United States Government Treasury notes as quoted in the “Treasury Bonds, Notes, and Bills” section of the Wall Street Journal most recently published with a term closest to the time remaining in the Delivery Period, plus 100 basis points.”

Section 3 – Performance Obligations

5.	In Section 3.1, the following words are added as the last sentence:

“Unless expressly agreed by the parties in the Transaction Confirmation or otherwise in writing, Seller and Buyer shall nominate Gas with respect to a transaction so that such Gas will flow at a reasonably consistent rate (to the extent such rate of flow is within the control of the applicable party) over the course of each Day during the Delivery Period.

Section 6 – Taxes

6.	In Section 6 “Buyer Pays At and After Delivery Point”, the last sentence is amended by replacing the words “shall furnish the other party” with the words “shall furnish, upon request, to the other party”.

Section 10 – Financial Responsibility

7.	Section 10.1 is deleted and replaced with the following: “If either party (“X”) (or in the case of Seller, its general partner) has its credit ratings reduced below investment grade by either the Standard & Poor’s Rating Group (a division of McGraw-Hill, Inc.) or its successor (“S&P”), or Moody’s Investor Services, Inc., or its successor (“Moody’s”), such that S&P rates Party X’s (or in the case of Seller, its general partner’s) long-term debt obligations below BBB-, or Moody’s rates Party X’s (or in the case of Seller, its general partner’s) long-term debt obligations below Baa3, then the other party (“Y”) may demand Adequate Assurance of Performance. “Adequate Assurance of Performance” shall mean sufficient security from an issuer, in the form, in an amount, for the term and from an entity reasonably acceptable to Party Y, including but not limited to, a standby irrevocable letter of credit, a prepayment or a performance bond or guaranty. Such security requirement shall be based upon Party Y’s exposure to Party X by calculating the sum of: (i) the amount that would be payable by Party X to Party Y, as if an Early Termination Date had been declared pursuant to Section 10.3 (notwithstanding whether or not an Event of Default has occurred) and all transactions had been terminated; (ii) plus the value of Gas to be delivered by Seller to a maximum of 30 days after the effective Early Termination Date provided for in subparagraph (i) above; (iii) plus the net amount of all other payments owed but not yet paid between the parties, whether or not such amounts are then due, for the performance already provided pursuant to any and all transactions conducted under this Contract. The amounts specified in (i) and (ii) above shall be subject to an aggregate limit equal to the value of Gas to be delivered by Seller for a period of 55 days.

8.	In Section 10.2, first line, the phrase “or its guarantor” is deleted; and the following sentence is added at the end of the Section: “Each Event of Default listed in Subsections (i) through (v) inclusive, shall also be an Event of Default if applicable to a party’s guarantor, if any.”

9.	In Section 10.2, subsection (vii) the phrase, “48 hours but at least one Business Day” is replaced with the phrase, “three (3) Business Days”.

10.	In Section 10.2, subsection (viii) the phrase “before the second Business Day” is replaced with the phrase “before the third (3rd) Business Day.”

11.	In Section 10.2, the following subsections (ix), (x) and (xi) are added following the phrase, “such payment is due;” in the ninth line: “or (ix) fail to perform any of its material obligations pursuant to this Contract not otherwise listed in this Section 10.2, and such failure is not cured on or before the third (3rd)Business Day following Notice of such failure; (x) fail to deliver or take the Contract Quantity for a cumulative period of twenty (20) days in a 12 month period and such failure is unexcused under the provisions of this Contract; or (xi) make any representation or warranty which is proven to have been false or misleading in any material respect at the time when the representation or warranty was given, or deemed repeated;”

12.	In Section 10.3.1 eighth line, after the words “such Terminated Transaction(s)” insert “, adjusted for Costs,”.

13.	In two locations under Section 10.3.1 “Early Termination Damages Apply”: a) in the 10th line of the first paragraph and b) in the last line of the second paragraph, the words “in a commercially reasonable manner” are replaced with “by applying the Present Value Discount Rate”.

14.	In the last sentence of Section 10.3.2 “Other Agreement Setoffs Apply”, the phrase, “other agreement or arrangement” is deleted and replaced with the following: “other physical gas or crude oil purchase and sale agreement or arrangement”.

15.	At the end of Section 10.3.3 the last sentence is amended by replacing the words “in a commercially reasonable manner determined by the Non-Defaulting Party” with the words, “by applying the Present Value Discount Rate”.

Section 11 – Force Majeure

16.	The first sentence of Section 11.1 is amended by adding after the phrase “Except with regard to a party’s obligation to make payment(s) due under Section 7” the following phrase, “for amounts owing with respect to prior periods”.

17.	Section 11.2 is further amended by adding after subsection (v) ending “having jurisdiction”, the following:

“, or (vi) where the Delivery Point is a field processing facility, interruption of firm gathering, processing, treating, compression or similar service; (vii) where the Delivery Point is a field processing facility (or at the outlet thereof) and such Delivery Point has multiple takeaway transporters, the failure, interruption or curtailment of all firm transportation by all takeaway transporters; or (viii) where the Delivery Point is a storage facility (or outlet thereof), the curtailment of all or a portion of firm storage service; provided that and only to the extent that, any Force Majeure event relied upon under this Section 11.2 prevents or restricts delivery by Seller or receipt by Buyer of Gas at the Delivery Point.”

18.	Section 11.3 is amended by adding subsections (vi), (vii) and (viii) as follows:

“, (vi) increases or decreases in Gas supply due to allocation or reallocation of production by well operators, pipelines, or other parties; (vii) unless the parties specifically agree that Gas is to be sourced from a specific individual well, lack of pressure or failure of specific, individual wells or appurtenant facilities in the absence of a Force Majeure event broadly affecting other wells in the same geographic area; or (viii) such party’s failure to obtain or maintain any permit, consent or approval of any governmental authority which such party is obligated to obtain and maintain under this Contract (other than as a result of a change of law or regulation that prevents such party from obtaining or maintaining any such permit, consent or approval).”

19.	A new Section 11.7 is added as follows:

“11.7 If on any Day Force Majeure partially restrains a party’s ability to perform its Firm obligations for any transaction at a Delivery Point and a party’s ability to perform its Firm obligations to others under transactions at the same Delivery Point, then all Firm obligations shall be reduced pro rata without regard to the price paid or received for Gas, prior to the affected party performing under any interruptible purchase or sale arrangement.”

20.	A new Section 11.8 is added as follows:

“11.8 Force Majeure shall not (i) require the parties to extend the term of any transaction; (ii) require parties to make up any quantity of Gas they would otherwise have been obligated to sell or purchase during any period that Force Majeure was validly claimed; or (iii) require Seller to deliver, or Buyer to receive, the Gas at points other than the Delivery Point.”

Section 14 – Miscellaneous

21.	The second sentence of Section 14.1 is amended by adding a new subsection (iii) as follows:

“(iii) assign this Contract to a purchaser of all or substantially all of its assets, or in consequence of any merger or amalgamation of such party with another person.”

22.	Section 14.1 is further amended by the addition of the following language:

“(a)	Seller specifically acknowledges that Buyer has assigned all of its right, title and interest in and to this Contract and the accounts, revenues and proceeds hereof to Deutsche Bank Trust Company Americas, as Collateral Agent for the trustee under Buyer’s Trust Indenture dated as of May 1, 1994 (the “Indenture”) and certain other lenders and lenders’ agents or trustees (together with its successors and assigns, the “Collateral Agent”), pursuant to the Amended and Restated Security Agreement and Assignment of Contracts dated as of May 1, 1994 made by Buyer in favor of the Collateral Agent, and Seller consents to such assignment.

(b)	Seller agrees to execute and deliver, at Buyer’s request, such documents (including, but not limited to, a consent and legal opinion) as may be reasonably necessary to satisfy the requirements of Section 6.20(c) of the Indenture with respect to such assignment,

(i) such consent to contain the following provisions, and other provisions reasonably requested: (A) Seller’s agreement not to terminate or suspend the performance of its obligations under this Contract unless it gives the Collateral Agent notice of the default under this Contract by Buyer and the opportunity to cure the default in accordance with the terms of this Contract; and (B) Seller’s agreement, if this Contract is terminated by any bankruptcy or insolvency proceeding of Buyer and the Collateral Agent or its proposed assignee certifies its intention to assume the future liabilities and obligations of Buyer, to enter into any new additional contract with the Collateral Agent or its assignee for the remaining term of, and on the same terms and conditions as, the terminated Contract; and

(ii) such legal opinion to be delivered, at Buyer’s expense, by counsel reasonably acceptable to the Collateral Agent, in form and substance reasonably acceptable to the Collateral Agent, and covering the following matters: (1) Seller has the power, authority and legal right to execute, deliver and perform this Contract; (2) the execution and delivery of this Contract by Seller and the performance of its obligations thereunder have been duly authorized by all necessary corporate or partnership action and do not (A) require any consent or approval of any shareholder or partner, except those consents and approvals which have been already obtained, (B) violate any provision of any applicable law, (C) result in a breach or constitute a default under any indenture, loans, credit agreement or any other agreement, lease or instrument of Seller; (3) this Contract has been duly executed and delivered, is in full force and effect and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except for standard bankruptcy exclusions; and (4) all governmental approvals required with respect to the execution and delivery of this Contract and the performance of Seller’s obligations under this Contract have been obtained.

(c)	Seller represents and warrants, for the benefit of Buyer and the Collateral Agent, the following: (1) this Contract is in full force and effect and there are no amendments, modifications or supplements thereto or any substitute therefor; (2) Seller has not assigned, transferred, pledged or hypothecated this Contract or any interest therein; (3) Seller has no knowledge of any default by Buyer under this Contract; (4) none of Buyer’s rights under this Contract have been waived; and (5) the assignment of this Contract to the Collateral Agent as security and the consent to such assignment will not cause or constitute a default under this Contract or an event or condition which would lead to a default under this Contract.”

23.	Section 14.5 is amended by adding the following as the last sentence:

“Each party hereby irrevocably waives any and all rights it has or may acquire in the future to request a trial by jury in any action or proceedings hereunder.”

24.	Section 14.8 is amended by adding at the end of the Section the following:

“Seller acknowledges and agrees that: (a) Buyer is a Limited Partnership; (b) Seller shall have no recourse against any partner(s) in Buyer with respect to the obligations of Buyer and its sole recourse shall be against the Limited Partnership assets, irrespective of any failure to comply with applicable law or any provisions of this Contract; (c) no claim shall be made against any partner(s) in Buyer in connection with the obligations of Buyer under this Contract, except that the partner(s) may be joined as nominal parties for the purpose of enforcing Seller’s rights hereunder; (d) Seller shall have no right to any claim in respect of Buyer not yet due and owing; and (e) this representation is made expressly for the benefit of the partner(s) in Buyer. Seller also acknowledges that there is no restriction on Buyer’s use or utilization of any quantity of Gas purchased under this Contract.”

25.	A new Section 14.12 is added as follows:

“14.12 The language used in this Contract is the product of both parties’ efforts and each party hereby irrevocably waives the benefit of any rule of contract construction which disfavors the drafter of a contract or the drafter of specific language in a contract.”

26.	A new Section 14.13 is added as follows:

“14.13 Any original executed Base Contract, Transaction Confirmation, or other related document may be digitally copied and stored on computer tapes and disks (the “Imaged Agreement”). The Imaged Agreement (once digitally regenerated to paper form), an automated facsimile form, the recordings of telephonic communications, and all computer records of the foregoing, if introduced as evidence in any judicial, arbitration, mediation or administrative proceedings, will be admissible as between the parties to the same extent and under the same conditions as other business records originated and maintained in documentary form and neither party shall object on the basis that such business records were not originated or maintained in documentary form under any rule of evidence.”

27.	A new Section 14.14 is added as follows:

“14.14 For the purpose of any amounts calculated hereunder where the price is indicated as being based upon a published index (the “Reference Price”), the following shall apply: (i) if at any time the referenced publication or any successor publication selected hereunder is no longer published; or (ii) if the specific postings referenced in such referenced publication are no longer published or updated; or (iii) if the relevant posting point ceases to exist for whatever reason, then the parties will select a new publication or Reference Price, or both, as individual circumstances require.

If any or all of the indices used to determine the Reference Price are not available in the future, and if the publication reporting the Reference Price prior to its unavailability has suggested an alternate index or methodology for determining the Reference Price, then the alternate Reference Price shall be that suggested by such publication. If none is suggested, then the parties agree to promptly and in good faith negotiate an alternate Reference Price.

If the parties do not agree on a substitute methodology or index by the end of the first Month for which the Reference Price could not be determined, then each party shall in good faith prepare a list of three differing alternate published reference postings or prices representative of spot prices for Gas delivered in the same geographic area. Each list shall be set forth in that party’s priority order with the highest priority index listed first.

Each party shall submit its list to the other within ten (10) Business Days after the end of the first Month for which the price could not be determined as set forth above. The first listed index appearing in Seller’s list that also appears in Buyer’s list shall constitute the alternate Reference Price. If either party fails to provide a list of that party’s alternate published references as provided above, such party’s list shall not be considered, and the first listed index appearing in the other party’s submitted list shall constitute the alternate Reference Price.

If there is no index common to both Seller’s and Buyer’s lists, then the parties shall continue to attempt to reach agreement on an alternate Reference Price for an additional five (5) Day period.

If no selection can be agreed upon within the specified timeframe, then the average of each party’s first listed index in its first submitted list shall constitute the alternate Reference Price.

From and after the date the indices used to determine the Reference Price are no longer available (“Renegotiation Date”) until the alternate Reference Price is determined, the Reference Price shall be deemed to be the average of the Reference Price(s) in effect during the twelve (12) Months preceding the Month in which the Renegotiation Date occurred, which price shall be effective until the effective date of the alternate Reference Price determined as set forth above. Upon determination of a new alternate Reference Price, the Reference Price will be adjusted retroactively to the Renegotiation Date”.

28.	A new Section 14.16 is added as follows:

“14.16 Notwithstanding the provisions of Section 14.4, the parties agree that this Contract shall not supersede and replace the Second Amended and Restated Natural Gas Purchase Agreement, as amended (the “Stand-Alone Agreement”), dated January 1, 2005 between Selkirk Cogen Partners, LP and EnCana Corporation . The Stand-Alone Agreement shall continue to be in full force and effect in accordance with the terms thereof.”

EnCana Gas Marketing, a business unit of EnCana Midstream & Marketing (“EnCana”) 1800, 855 – 2nd Street S.W. Calgary, AB T2P 4Z5 Phone: (403) 645-2000

TERM TRANSACTION CONFIRMATION

Trade Date:	Ticket #:	Deal ID #: S-SELKIRK(N)-0002

This Transaction Confirmation confirms the verbal agreement of the essential terms agreed to by Buyer and Seller regarding the sale and purchase of natural gas pursuant to the NAESB + Special Provisions +Canadian Addendum dated 2005-01-01 between Buyer and Seller.

Buyer:	Selkirk Cogen Partners, L.P.	Seller:	EnCana Gas Marketing, a business unit of EnCana Midstream & Marketing

Address:	24 Power Park Drive, Selkirk, NY 12158	Address:	#1800, 855 – 2nd Street SW, Calgary, AB T2P 4Z5

Transporter: TCPL	Performance Obligation: Firm

Delivery Period
Contract
Delivery Point	Start Day	End Day*	Quantity	Contract Price
Burstall, Sask	2009-11-01	2014-10-31	17,936 GJ/d	AECO/NIT Monthly + Nova FTD

* End Day shall mean the date of the last full day of gas flow, i.e. gas ceases to flow at 9:00am CST on the next following day.

Fuel Gas to be supplied at Contract Price?	yes	no	other

Special Provisions: see two (2) pages Special Provisions attached

Please review this Transaction Confirmation and if you are in agreement, sign, date and return it to EnCana by facsimile. If this Transaction Confirmation does not reflect your understanding of the transaction, please notify our Trade Administrator immediately at (403) 645-6225. Failure to provide such notification within the greater of two (2) business days or the Confirm Deadline specified in the underlying contract shall be deemed to be your agreement with the terms and conditions of this Transaction Confirmation.

Agreed to and accepted by:

Selkirk Cogen Partners, L.P.
By its Managing General Partner, JMC Selkirk, Inc.	EnCana Gas Marketing, a business unit of EnCana
Midstream & Marketing

/s/ P. CHRISMAN IRIBE	December 23, 2004	/s/ KIM JOSLIN	December 20, 2004

Authorized Representative	Date	Authorized Representative	Date

Title:	President	Title:	Vice-President, Canadian Gas Marketing

Please return the executed Transaction Confirmation to Trade Administration via Fax (403) 645-6201.
Please call (403) 645-6225 with any questions or concerns.

EnCana Gas Marketing, a business unit of EnCana Midstream & Marketing 1800, 855 – 2nd Street S.W. Calgary, Alberta T2P 4Z5

ATTACHMENT TO DEAL ID #: S-SELKIRK(N)-0002

Special Provisions

1. Commercial terms of this transaction:

a)	Contract Price: AECO/NIT Monthly + Nova FTD where:

AECO/NIT Monthly is the Alberta Gas Price at AECO C in C$/GJ as published monthly by Canadian Enerdata Ltd. in the “Canadian Gas Price Reporter” in the table entitled “Canadian Natural Gas Supply Prices” and described in the first column, under “Alberta” as “AECO C & N.I.T. One-Month Spot**” under the heading “$/GJ” under the column “Avg” for the delivery month, and

Nova FTD is the FT-D Demand Rate per month as quoted in the NOVA Gas Transmission Ltd. Tariff for Rate Schedule FT-D (currently $188.41/103m3) converted to C$/GJ using a standard conversion rate of 37.4 MJ/m3 and an average of 30.4 days/month. In the event Rate Schedule FT-D is no longer in effect, any replacement NOVA Rate Schedule for delivery of gas at Empress, Alberta will be used in its place.

b)	Contract Quantity: On each day during this transaction Seller shall sell and deliver, and Buyer shall receive and purchase, the Contract Quantity of 17,936 GJ/d or a Reduced CQ (as defined below), on a firm basis. Buyer may reduce the Contract Quantity for any day or days by any amount (including without limitation to 0 GJ/d) as determined by Buyer in its sole discretion to be necessary to accommodate outages or other restrictions on the operation of Buyer’s plant, upon providing Seller at least twenty (20) days prior Notice of such Contract Quantity reduction (the “Reduced CQ”) and the period for which such Reduced CQ will be in effect. During and with respect to any period such Reduced CQ is in effect, the term “Reduced CQ” shall replace the term “Contract Quantity” in this Contract.

c)	Delivery Point shall mean the point into the TCPL system at Burstall, Saskatchewan. If delivery can not be made or received at Burstall for any reason, the Delivery Point will be the interconnection of the facilities of NOVA and TCPL located near Empress, Alberta.

2.	For the purposes of this transaction only, Section 12 is amended to read “Section 12.1” and a new Section 12.2 is added as follows:

“12.2 Notwithstanding any other provision in this Contract,

     (i) if, on or prior to June 26, 2012, Buyer is no longer a party to its power purchase agreement with Consolidated Edison Company of New York, Inc. for any reason, then Buyer may, in its sole discretion, terminate this transaction upon at least ninety (90) days prior written Notice to Seller of such termination,

     (ii) if, after June 26, 2012, Buyer is no longer a party to its power purchase agreement with Consolidated Edison Company of New York, Inc. for any reason, Buyer will promptly notify Seller thereof and either party may, in its sole discretion, terminate this transaction upon at least ninety (90) days prior written Notice to the other party of such termination, or

Buyer Initials /s/ PCI
Seller Initials /s/ KJ	January 1, 2005

     (iii) if there is a change in the laws, regulations or other governmental action that renders this transaction illegal or unenforceable (excluding the failure of either party to obtain any governmental permit, consent or approval specified in Section 14.6, or to maintain any such permit, consent or approval other than as a result of a change in law or regulation), then either party may request that the parties enter into negotiations for appropriate amendments to this Contract and, if the parties have not agreed on such appropriate amendments within ninety (90) days of such request, either party may upon sixty (60) days prior written Notice, terminate this transaction, and, in the case of a termination of this transaction under any of subsections (i), (ii) or (iii), neither party shall have any liability to the other for the payment of any amounts pursuant to Section 10.3 of this Contract.

3.	For this transaction only, Section 14.6 is amended by adding at the end of the Section, the following: “Each party will comply with all federal, state or provincial regulatory requirements necessary to meet its obligations under this transaction, including provincial removal permits and/or federal export/import licences, as required.”

Buyer Initials	/s/ PCI

Seller Initials	/s/ KJ	January 1, 2005